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Aviat Networks Elects Laxmi Akkaraju to Board of Directors
Jim Stoffel retires from Aviat Board after 16 years of service

Austin, Texas, November 13, 2023 -- Aviat Networks, Inc., (“Aviat Networks,” “Aviat,” or the “Company”), (Nasdaq: AVNW), the leading expert in wireless transport solutions, announced today that shareholders elected Laxmi Akkaraju to the Company’s Board of Directors effective November 8, 2023. Akkaraju, who is independent, will serve on the audit committee.

Ms. Akkaraju will replace Jim Stoffel, who is retiring from the Aviat Board of Directors after more than 16 years of service. During that time, he helped navigate Aviat from the merger that created the company through to its position today as the leading wireless transport company.

Laxmi Akkaraju is currently Chief Delivery Officer for Cognite, a global leader in industrial software, having previously served in Senior Vice President roles for Strategy and Customer Services. She is also a Board Member for the Moller Mobility Group and sits on the Advisory Board for Digital Norway and previously sat on the Advisory Board for BI Norwegian Business School. Prior to Cognite, Ms. Akkaraju was Chief Strategy Officer from 2017 to 2020 for the GSM Association (GSMA), a non-profit industry organization that represents the interests of mobile network operators worldwide, and held senior positions with EVRY, Mu Dynamics (now Spirent) and Holte Consulting. Ms. Akkaraju holds a Bachelor of Science in Civil Engineering from the University of New Mexico and a Master of Science in Civil Engineering from the University of Colorado Boulder.

“I would like to thank Jim Stoffel for his years of valued service and contributions as an Aviat board member. His leadership and knowledge have been a tremendous asset to the company.” said John Mutch, Chairman of Aviat Networks. “We are also excited to welcome Laxmi to our board. Laxmi brings a wealth of experience in telecom, strategy, international business, and leadership that will be beneficial to Aviat as we continue our strategy of growth, increased profitability, and creating shareholder value.”

About Aviat Networks, Inc.

Aviat Networks, Inc. is the leading expert in wireless transport and access solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Media Contact: Stuart Little, Aviat Networks, stuart.little@aviatnet.com

Investor Relations Contact: Andrew Fredrickson, Aviat Networks, andrew.fredrickson@aviatnet.com